Exhibit 19.1

ATARA BIOTHERAPEUTICS, INC.

INSIDER TRADING AND WINDOW POLICY

(January 8, 2025)

Introduction

During the course of your relationship with Atara Biotherapeutics, Inc. (“Atara”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Atara. Material nonpublic information may give you or someone you pass that information on to a leg up over others when deciding whether to buy, sell or otherwise deal in Atara’s securities or the securities of another publicly traded company. This policy sets forth acceptable transactions in Atara securities by our employees, directors and consultants.

Insider Trading Policy

Securities Transactions

Using material nonpublic information for personal gain or passing this information (also known as a “tip”) to someone who uses it for personal gain (a “tippee”) is illegal and prohibited by this policy. Exploiting material nonpublic information like this remains unlawful regardless of how many shares are bought or sold. You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee.

From time to time, Atara may engage in transactions in Atara’s securities. It is Atara’s policy to comply with all applicable federal and state securities laws or stock exchange listing standards when engaging in transactions in Atara’s securities.

Material nonpublic information

Information is material if it might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold a company’s securities. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Keep in mind that both positive and negative information can be material. “Nonpublic” information is any information that has not yet been disclosed generally to the marketplace. Information received about a company under circumstances that indicate that it is not yet in general circulation should be considered nonpublic.

Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed. There may be other types of information that would qualify as material nonpublic information as well:

•
financial results or forecasts;
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status of product or product candidate development or regulatory approvals;
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clinical data relating to products or product candidates;
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timelines for pre-clinical studies or clinical trials;
•
acquisitions or dispositions of assets, divisions or companies;
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public or private sales of debt or equity securities;
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stock splits, dividends or changes in dividend policy;
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gain or loss of a significant licensor, licensee or supplier;
•
changes or new corporate partner relationships or collaborations.

•
notice of issuance or denial of patents;
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regulatory developments;
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management or control changes;
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employee layoffs;
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a disruption in the company's operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
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tender offers or proxy fights;
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accounting restatements;
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litigation or settlements; and
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impending bankruptcy.

If you do possess material nonpublic information, you may not trade in a company’s securities or advise anyone else whether to do so. In addition, if you possess material nonpublic information, you may not communicate the information to anyone else (other than employees whose job responsibilities require the information and who are bound by this policy) until you know that the information has been widely publicly disseminated and sufficient time (at least one full trading day) has passed to allow securities markets to receive and evaluate the information.

“Trading” includes not only purchases, sales and gifts of common stock in the public market but also any other purchases, sales, gifts or transfers of common or preferred equity, options, warrants and other securities (including debt securities and distributions of securities by an investment fund to its equity holders) and other arrangements that affect economic exposure to changes in the prices of these securities.

Who is covered by this policy

This policy applies to employees, directors, consultants, contractors of Atara (which includes its subsidiaries) and their family members and entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). For purposes of this policy, a “family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. You are responsible for making sure that these other individuals and entities comply with this policy. However, this insider trading policy does not apply to any such entity that invests in securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

Open Window - Generally

Because our workplace culture tends to be open, odds are that the vast majority of our employees, directors and consultants will either possess or have access to material nonpublic information at certain points during the year. To minimize even the appearance of insider trading by our employees, directors and consultants, we have established trading blackout periods. That means that anyone covered by this policy will be able to sell Atara securities only during limited trading windows that open after Atara has disseminated its quarterly and annual financial results.

Except as described in this policy, anyone covered by this policy may buy or sell Atara securities only during an “open window.” Generally, the window will open after one full trading day has elapsed since the public dissemination of Atara’s annual or quarterly financial results and close on the 15th of the third month of each quarter (for example, the window would close on

September 15 for the quarter ending September 30 and on December 15 for the quarter ending December 31).

Event-Specific Closed Window

From time to time, an event may occur that is material to Atara and is known by only a limited number of directors, consultants and/or employees. In addition, Atara’s financial results may be sufficiently material in a particular fiscal period that all employees, directors and consultants should not trade in the Atara’s securities. In these circumstances, the window may be closed early or may not open at all for all employees, directors and consultants or for certain individuals designated by Atara. In that situation, upon prior notice to the persons affected and without disclosing the reason for the restriction, Atara may impose event-specific closed windows during which the designated individuals cannot trade in Atara’s securities. The fact that the open window has closed early or has not opened should be considered material nonpublic information and should not be communicated to any other person.

An employee, director or consultant who believes that special circumstances require them to trade outside the open window should consult the General Counsel. Permission to trade outside the open window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

Exceptions

1.
Option Exercises and RSU Net Settlement. Employees, directors and consultants may

(i) exercise options granted under Atara’s equity incentive plans for cash or, where permitted under the option, by net exercise and (ii) net settle restricted stock units (“RSUs”) and have Atara withhold shares to satisfy tax withholding obligations arising in connection with the RSUs settlement. But this insider trading policy would then apply to any later sales or gifts of stock (including sales or gifts of stock in a broker assisted cashless exercise) that were acquired on the exercise of options or delivery of the vested RSUs.

2.
ESPP Purchases. Individuals who are eligible to do so may purchase stock under Atara’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period. However, the subsequent sale or gift of the stock acquired pursuant to the ESPP is subject to all provisions of this policy.

3.
10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell Atara securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Atara, purchases, sales and gifts of Atara securities pursuant to that plan may be made at any time pursuant to the pre-determined criteria—even in a trading blackout period. An employee’s, director’s or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Atara at a time when they lacked material nonpublic information about Atara and when Atara was not in a trading blackout period. Moreover, all Trading Plans must be reviewed by Atara before being established to confirm that the Trading Plan complies with all pertinent company policies and the securities laws. Atara must be notified before a Trading Plan is established, amended or terminated.

Prohibition of Speculative or Short-term Trading

Short sales, transactions in put or call options, hedging transactions, margin accounts, pledges or other inherently speculative transactions with respect to Atara’s stock are prohibited.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, all directors, Section 16 officers and any other employee who has been notified that they are subject to pre-clearance requirements face a further restriction. Even during an open trading window, they may not engage in any transaction in Atara’s securities, including any purchase or sale in the open market, gift, loan or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from Atara’s General Counsel or his or her designee at least 48 hours before the proposed transaction. Persons subject to pre-clearance must also give advance notice of gifts or plans to exercise an outstanding stock option to the General Counsel. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within three (3) trading days of receipt of pre-clearance. If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed.

Policy’s Duration

This policy applies to your transactions in Atara’s securities, as well as the securities of other public companies that are (1) engaged in business transactions with Atara or (2) involved in a potential business transaction with Atara, where you are in possession of material nonpublic information about that company that was obtained in your capacity as an employee, director or consultant of Atara. This policy continues to apply to your transactions in Atara’s securities or the securities of such other public companies even after your employment or directorship with the Company has terminated. If you possess material nonpublic information when your relationship with Atara ends, you may not trade Atara’s securities or the securities of such other companies until the material nonpublic information has been publicly disseminated or is no longer material.

Penalties

Anyone who engages in insider trading or otherwise violates this insider trading policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Atara, including termination. Anyone who has questions about this policy should contact their own attorney or Atara’s General Counsel.

Amendments

Atara is committed to continuously reviewing and updating its policies and procedures. Atara therefore reserves the right to amend, alter or terminate this policy at any time and for any reason, subject to applicable law. A current copy of Atara’s policies regarding insider trading may be obtained by contacting the General Counsel.